UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MOSYS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	77-0291941
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3301 Olcott Street, Santa Clara, CA 95054

(Address of principal executive offices)   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-43122

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share,

Series AA Preferred Stock, $0.01 par value per share

(Title of Class)

Explanatory Note

This Amendment No. 2 amends and supplements the Registration Statement on Form 8-A filed by MoSys, Inc. (the “Company”) on June 26, 2001, as amended by Amendment No. 1 to the Registration Statement on Form 8-A/A filed by the Company on December 22, 2004, relating to the registration of (1) common stock with certain rights to purchase Series AA Preferred Stock and (2) Series AA Preferred Stock (the “Form 8-A”).

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On November 10, 2010, MoSys, Inc. (the “Company”) executed a Rights Agreement with Wells Fargo Bank, N.A., as Rights Agent, in connection with the declaration by the Company’s Board of Directors of a dividend of one preferred stock purchase right (a “Right”) to be paid on November 10, 2010 (the “Record Date”) for each share of the Company’s common stock issued and outstanding at the close of business on the Record Date.  Each Right entitles the registered holder to purchase one one-thousandth of a share of Series AA Preferred Stock, $0.01 par value per share (a “Preferred Share”), of the Company at a price of $48.00 per one one-thousandth of a Preferred Share, subject to adjustment.  The Rights Agreement is intended to extend protections similar to those provided by the Company’s previous Rights Agreement which expired on October 10, 2010.

The terms of the Rights Agreement, the Rights and the Series AA Preferred Stock are summarized in the Summary of Rights to Purchase Preferred Shares which is attached as Exhibit 4.4.2 to the Current Report on Form 8-K filed by the Company on November 12, 2010 and is incorporated by reference into this Item 1.

The description of the Rights Agreement and the Rights under this Item 1 is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached as Exhibit 4.4 to the Current Report on Form 8-K filed by the Company on November 12, 2010 and is incorporated herein by reference.  The description of the Series AA Preferred Stock under this Item 1 is qualified in its entirety by reference to the full text of the Restated Certificate of Incorporation, which is attached as Exhibit 3.6 to the Current Report on Form 8-K filed by the Company on November 12, 2010 and is incorporated herein by reference.

Item 2.  Exhibits.

3.6	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the Current Report on Form 8-K filed on November 12, 2010).

4.4

Rights Agreement, dated November 10, 2010, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on November 12, 2010).

4.4.1	Form of Right Certificate (Exhibit A to the Rights Agreement) (incorporated by reference to Exhibit 4.4.1 to the Current Report on Form 8-K filed on November 12, 2010).

4.4.2	Summary of Rights to Purchase Preferred Shares (Exhibit B to the Rights Agreement) (incorporated by reference to Exhibit 4.4.2 to the Current Report on Form 8-K filed on November 12, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 12, 2010	MOSYS, INC.

	By	/s/ James W. Sullivan
James W. Sullivan
Chief Financial Officer

EXHIBIT INDEX

3.6	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the Current Report on Form 8-K filed on November 12, 2010).

4.4

Rights Agreement, dated November 12, 2010, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on November 12, 2010).

4.4.1	Form of Right Certificate (Exhibit A to the Rights Agreement) (incorporated by reference to Exhibit 4.4.1 to the Current Report on Form 8-K filed on November 12, 2010).

4.4.2	Summary of Rights to Purchase Preferred Shares (Exhibit B to the Rights Agreement) (incorporated by reference to Exhibit 4.4.2 to the Current Report on Form 8-K filed on November 12, 2010).